Exhibit 10.23

Headquarters 1900 W. Field Court. Lake Forest. IL 60045

800.879.5067 - 847.482.3500 - www.ReynoldsConsumerProducts.com

July 8, 2019

Lance Mitchell

CEO, Reynolds Consumer Products

Re: Retention Agreement

Dear Lance,

We are pleased to offer you (“you” or “Employee”) this retention bonus agreement (the “Agreement”) related to your continued service to Reynolds Consumer Products (the “Company”).

The terms of this Agreement are as follows:

1. Retention Bonus. Subject to the terms and conditions herein, the Company will provide you with a retention bonus in the gross amount of $1,550,000 (“Retention Bonus”). The Retention Bonus shall be payable in the following manner:

Following the Company’s receipt of this Agreement signed by you, the Retention Bonus shall be payable in a single lump sum to be paid in the last available payroll in calendar year 2019.

The Retention Bonus is subject to regular tax withholdings and other authorized deductions. This bonus will not be treated as compensation for any purpose under any benefit plans or programs, unless statutorily required.

2. Period of this Agreement. In order to accept the offer set forth herein, you must promptly sign and return this Agreement to Steve Estes (Chief Human Resources Officer, Rank Group) but in no event later than July 5, 2019. This Agreement will commence as of the date noted above and will end December 31, 2020 (the “Agreement Period”), provided, however, that Section 4 (Confidentiality) of this Agreement shall survive the expiration or termination of this Agreement.

3. Repayment on Resignation or Termination for Cause. In the event that you resign or the Company terminates your employment for Cause during the Agreement Period, you agree to promptly repay Company for the Retention Bonus, but in no event later than thirty (30) days after your last day of employment with the Company. You further agree that, in the event you resign or are terminated for Cause, the Company may deduct the amount of the Retention Bonus in whole or in part from any payments then due to you from the Company.

For purposes of this Agreement, the Company may terminate the Employee’s employment for “Cause” upon the occurrence of any of the following, as determined in the sole discretion of the Company: (i) your failure to use your reasonable best efforts to follow a legal written order of management and such failure is not remedied within 30 days after receipt of notice; (ii) your gross or willful misconduct with regard to the Company; (iii) your conviction of a felony or crime involving material dishonesty; (iv) your fraud or personal dishonesty involving the Company’s assets; or (v) your unlawful use or possession of illegal drugs on the Company’s premises or while performing your duties and responsibilities.

4. Confidentiality. You agree to keep the existence of this Agreement and its terms confidential, unless disclosure is required pursuant to an order by a court of competent jurisdiction. However, you may discuss the terms of this Agreement with your spouse, attorney(s) or tax advisor(s), provided any such person agrees to keep the existence and terms of this Agreement strictly confidential.

Headquarters 1900 W . Field Court. Lake Forest. IL 60045

800.879.5067 - 847.482.3500 ·www.ReynoldsConsumerProducts.com

5. Continuation of Employment. This Agreement does not change your status as an “at-will” employee and does not guarantee your employment for any specific period of time. The Company reserves the right to terminate you at any time and for any or no reason.

6. Governing Law/Captions/Severance/Attorney’s Fees. This Agreement shall be construed in accordance with, and pursuant to, the laws of the State of Illinois. The captions of this Agreement shall not be part of the provisions hereof, and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event that the Company must file a claim to seek enforcement of any provision of this Agreement, the Company shall be entitled to receive compensation for related costs, including but not limited to attorney’s fees and interest.

7. Entire Agreement/Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended at any time by written agreement of both parties, but it shall not be amended by oral agreement.

We look forward to your continuing contributions to the Company. Please acknowledge by signing below that you have read this Agreement and you understand and agree to its terms.

Sincerely,

/s/ Steve Estes
Steve Estes
CHRO, Rank Group

I, Lance Mitchell, have read this Agreement, and I understand and agree to its terms.

/s/ Victor Lance Mitchell	7/17/19
Employee (signature)	Date

VICTOR LANCE MITCHELL
Employee (printed name)